SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549



                                      FORM 8-K



                                   CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):    August 11, 1995
                                                  ------------------

                               TIPPERARY CORPORATION
-------------------------------------------------------------------------------
                (Exact name of registrant as specified in its charter)


          Texas                       1-7796                  75-1236955
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(State or other jurisdiction       (Commission              (I.R.S. Employer
 of incorporation)                  File Number)            Identification No.)


633 Seventeenth Street, Suite 1550
         Denver, Colorado                                           80202
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(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code: (303) 293-9379
                                                    ---------------------------



                                   Not Applicable
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            (Former name or former address, if changed since last report)

ITEM 1.  Changes in Control of Registrant

     Not Applicable

ITEM 2.  Acquisition or Disposition of Assets

     Not Applicable

ITEM 3.  Bankruptcy or Receivership

     Not Applicable

ITEM 4.  Changes in Registrant's Certifying Accountant

     Not Applicable

ITEM 5.  Other Events

     Tipperary Corporation hereby incorporates by reference into this Form 8-K the attached Press Release dated August 14, 1995 announcing third quarter and nine-month results and a declaratory judgment action initiated against Tipperary Corporation and another party by the operator of the Comet Ridge Project in Queensland, Australia.

ITEM 6.  Resignations of Registrant's Directors

     Not Applicable

ITEM 7.  Financial Statements and Exhibits

     Not Applicable

ITEM 8.  Change in Fiscal Year

     Not Applicable

                                     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   TIPPERARY CORPORATION
                                   ---------------------
                                        (Registrant)


Date:   August 17, 1995            By:  /s/ Carter G. Mathies
     ----------------------             ----------------------------
                                        Carter G. Mathies
                                        President, Chief Executive Officer
                                        and Chairman of the Board of Directors

                               Tipperary Corporation
                               633 Seventeenth Street
                                     Suite 1550
                               Denver, Colorado 80202



FOR IMMEDIATE RELEASE:                                                     NEWS
August 14, 1995                                                        AMEX-TPY

                          TIPPERARY CORPORATION ANNOUNCES
                        THIRD QUARTER AND NINE-MONTH RESULTS

DENVER, Colorado -- Tipperary Corporation (AMEX-TPY), an independent oil and gas company, today announced results for its third quarter and nine-month period ended June 30, 1995.

Revenue from continuing operations in the third quarter decreased 10% to $3.13 million compared to $3.49 million in the same quarter a year ago. The Company reported a net loss for the quarter of $143,000, or 1 cent per share, compared to net income of $321,000, or 3 cents per share, last year.

Through nine months, revenue from continuing operations decreased 14% to $9.2 million versus $10.7 million in the same period last year. Net loss was $867,000, or 8 cents per share, compared to net income of $3.7 million, or 33 cents per share, for the nine-month period last year. Last year's nine-month period includes the cumulative effect of a change in the Company's method of accounting for income taxes of $3.0 million, or 27 cents per share.

The decrease in earnings for the quarter and nine-month period was attributed to the decrease in revenues and to increased interest expense, depreciation, depletion and amortization ("DD&A"), and to deferred tax benefits recorded in the prior periods.

Tipperary's 1995 production levels for both oil and gas continue to be below last year's figures due to natural declines in production and sales of producing properties. Third quarter oil volumes decreased 10% to 145,000 barrels versus 161,000 barrels in the same quarter last year. Gas production during the quarter decreased 21% to 493,000 Mcf compared to 627,000 Mcf a year ago.

Carter Mathies, chairman and CEO, said, "As we have reported throughout the year, we are utilizing cash flows from our proved reserves to fund exploration projects in Australia and in the Williston Basin of Montana. As a result, production declines will likely continue until these exploration projects mature to a producing status."

In other developments, the Company announced that a declaratory judgment action had been initiated in the District Court of Midland County, Texas, against it and another party by Tri-Star Petroleum Company, the operator of the Company's Comet Ridge Project in Queensland, Australia. The suit alleges that the Company and the other party breached the existing operating agreement by failing to notify the operator of their participation in, and make payment for certain seismic operations. The suit asks the court to find that the alleged breach causes the Company to forfeit all of its interest in the Comet Ridge Project, except for its interest in existing Project wells on which the Company already earned an interest.
                                                            Continued on page 2

                                        -3-

                                                                    Page 2 of 2



The Company and litigation counsel have reviewed the complaint, and believe the suit is without merit. Mathies said, "It is truly unfortunate that the operator, with a minor interest of approximately 1% in the Project, is attempting to seize the rights to the largest single interest in the Project (30% to the Company), over a routine seismic invoicing procedure involving less than $120,000 to the Company. The Company has spent approximately $4.2 million in defining and developing the Project, and we will vigorously defend our title." The Company intends to pursue available counterclaims, including the removal of the operator.

Tipperary's oil and gas operations are based primarily in the Rocky Mountain region and in the Permian Basin of west Texas and southeast New Mexico. Headquartered in Denver, Tipperary also has exploration interests in Queensland, Australia.

EARNINGS RECAP

                                 Three Months Ended       Nine Months Ended
                                      June 30,                 June 30,
                                 1995          1994       1995         1994
Revenue from continuing
  operations                  $3,132,000  $3,490,000   $9,236,000  $10,697,000
Income (loss) from:
     Continuing operations      (143,000)     23,000     (867,000)     906,000
     Discontinued operations          --      (2,000)          --     (204,000)
     Change in accounting
       method                         --          --           --    3,000,000
          Net income (loss)   $ (143,000) $  321,000   $ (867,000) $ 3,702,000
Primary income (loss) per
  common share:
     Continuing operations    $     (.01) $      .03   $     (.08) $       .08
     Discontinued operations          --          --           --         (.02)
     Change in accounting
       method                         --          --           --          .27
          Net income (loss)   $     (.01) $      .03   $     (.08) $       .33

Weighted average shares
  outstanding                 11,188,000  11,048,000   11,188,000   11,211,000

OPERATING DATA

                                 Three Months Ended       Nine Months Ended
                                      June 30,                 June 30,
                                 1995          1994       1995         1994
Net oil production (barrels)     145,000     161,000      431,000      503,000
Net gas production (Mcf)         493,000     627,000    1,652,000    1,936,000
Avg. oil price per barrel     $    16.45  $    14.93   $    15.57  $     14.39
Avg. gas price per Mcf        $     1.43  $     1.64   $     1.45  $      1.67

                                        ###

                                     CONTACTS:

Tipperary Corporation                  or      Pfeiffer Public Relations, Inc.
David L. Bradshaw, COO                                              Geoff High
303/293-9379                                                      303/393-7044
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